Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated January 29, 2025, relating to the financial statements of AP VIII Queso Holdings, L.P., appearing in the Prospectus, which is a part of Registration Statement No. 333-289955 on Form S-1, as amended, of Phoenix Education Partners, Inc. (formerly known as AP VIII Queso Holdings, L.P.). We also consent to the reference to us under the heading “Experts” in Registration Statement No. 333-289955 on Form S-1, as amended, which is incorporated by reference in this Registration Statement.

/s/ Deloitte & Touche LLP

Tempe, Arizona
October 8, 2025